Exhibit 10.6
AMENDED AND RESTATED CONFIDENTIALITY AND
NONCOMPETITION AGREEMENT
THIS AMENDED AND RESTATED CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (the “Agreement”), made as of July 27, 2010 (the “Effective Date”), by and between HEALTH GRADES, INC. (the “Company”) and KERRY R. HICKS (“Employee”), amends, restates and supersedes the Confidentiality and Noncompetition Agreement originally entered into by and between the Company and Employee effective as of March 17, 2000, as amended and restated two times, effective as of December 31, 2007, and August 6, 2008 (collectively, the “Prior Noncompete Agreement”).
RECITALS
A. The Company is a Delaware corporation with its principal place of business at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In the course of its business, the Company has developed significant confidential and proprietary information and trade secrets from which it derives independent economic advantage as a result of that information and those trade secrets being not generally known.
B. Employee is a founder of the Company and has served as the Company’s Chief Executive Officer and a director since the Company’s inception in 1995. Employee currently is Chief Executive Officer, President and Chairman of the Board of the Company. The Company and Employee are parties to an Amended and Restated Employment Agreement, dated August 6, 2008 (the “Prior Employment Agreement”).
C. The Company and Employee desire to amend, restate and replace the Prior Noncompete Agreement with this Agreement to extend certain protections to Employee during the period leading up to a change in control and to clarify that no more than one payment shall be made to Employee under this Agreement.
D. Contemporaneous with this Agreement, the Company and Employee are entering into an Amended and Restated Employment Agreement that amends, restates and replaces the Prior Employment Agreement (the “Employment Agreement”).
E. Employee acknowledges that Employee’s position is an executive or management level position. Due to Employee’s special training. experience, and knowledge that Employee has regarding the Company’s business as a result of Employee’s employment with the Company. Employee acknowledges that this Agreement is intended to protect the Company from competition by Employee for the period of time and in the location(s) stated in Section 4 below.
F. Employee recognizes and acknowledges that the Company has developed significant confidential and proprietary information and trade secrets from which it derives independent economic advantage as a result of that information and those trade secrets being not generally known. Employee further recognizes and acknowledges that Employee’s position with the Company is one of trust and confidence by reason of Employee’s access to, development of, or contact with the Company’s confidential information and proprietary information and trade secrets.

NOW, THEREFORE, in consideration of these premises, the mutual promises and covenants contained herein, the consideration recited above, the compensation and benefits to be paid by the Company, the services to be rendered by Employee, and intending to be legally and equitably bound hereby, the parties hereto agree as follows:
1. Confidentiality.
1.1 Employee shall, during and after Employee’s term of employment with the Company: (a) keep confidential all Confidential Information (as defined in Section 1.2 below) at any time known to Employee concerning the Company or the Business, as defined in Section 4, (b) not disclose or use any Confidential Information for non-business reasons or for Employee’s benefit, (c) not disclose any Confidential Information to third parties without the Company’s prior written permission, (d) exercise reasonable care to prevent dissemination of Confidential Information to third persons, (e) not make copies of documents, including, without limitation, biographies, archives, drawings, notebooks, reports, and video and audio recordings, computer records or files (in whatever medium they exist), which embody any Confidential Information, unless necessary for the performance of Employee’s duties as assigned by the Company, (f) return to the Company any documents, including without limitation, archives, drawings. notebooks, reports, video or audio recordings, that contain Confidential Information and are in Employee’s possession whenever Employee may leave the Company’s employment. and (g) not disclose or use Confidential Information in any way that might injure or jeopardize the operations of the Company or any of its clients.
1.2 “Confidential Information” shall include any information regarding the operations of the Company or any of its clients or customers, which information is of a special, unique, or nonpublic nature. including, but not limited to any information relating to the business or affairs of the Company and/or the Business, as defined in Section 4. Such information shall include, but is not limited to, information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, marketing plans, operating policies and procedures, pricing information, and other business and financial information, client or customer lists, and contracts or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information that is in the public domain or becomes known in the industry through no wrongful act on the part of Employee.

2. Proprietary Property. Employee discloses and assigns to Company Employee’s interest in any and all copyrightable works, client information, inventions, designs, trade secrets, processes, discoveries, concepts, or improvements (hereinafter collectively called “Developments”), including all rights to obtain, register, perfect or enforce the Company’s proprietary interest in such Developments, that Employee has to date, or may in the future, discover, conceive, and/or develop, either individually or jointly with others during the course of Employee’s employment with the Company (including any and all Developments based wholly or in part upon ideas conceived during Employee’s employment with the Company), or while using the Company’s data, facilities and/or materials, provided the subject matter is one within the Company’s field of interest. “Subject matter within the Company’s field of interest” includes any subject which the Company considers relevant to any past, current, or future projects or operations. Employee’s obligations under this Section apply without regard to whether any idea for a Development occurs to Employee on or off the job. Employee further agrees that all Developments as described herein are the Company’s proprietary property in which the Company has the exclusive legal right, whether or not patent applications are filed thereon.
3. Ownership of Ideas and Documents. All ideas, inventions, and other Developments or improvements conceived or reduced to practice by Employee, alone or with others, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects, shall be the exclusive property of the Company. Employee agrees to assist the Company, at its expense, to obtain copyrights or trademarks on any such copyrightable or trademarkable developments, and agrees to execute all documents necessary to obtain such copyrights or trademarks in the name of the Company. Employee shall assist the Company in the preparation of patents, including the execution and delivery of any disclosures, patent applications or papers related to any development within the Company’s field of interest as described in Section 2 above. If such assistance takes place when Employee is no longer employed with the Company, the Company will compensate Employee at a reasonable rate for Employee’s assistance.
4. Covenant Not to Compete. The Company has spent a significant amount of time, effort, and money developing the information, products, services, methods, systems, techniques, procedures, know-how and client and customer information used by the Company and the processes for identifying and marketing to the Company’s clients and customers and potential clients and customers and handling the needs of the Company’s clients and customers. This unique compilation of information has resulted in unique products and forms, management and control systems, and generally a style, system, technique and method of business operation that gives the Company an advantage over competitors that do not know of or utilize such information. As a result, such information is proprietary to the Company, confidential, and constitutes trade secrets. Accordingly:
4.1 Employee’s Acknowledgment. Employee agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that Employee undertake not to use Employee’s special knowledge of the Company and Employee’s relationships with customers and suppliers and other parties to compete with the Company. Employee further acknowledges that:
(a) Employee occupies an executive and management position within the Company;

(b) During Employee’s employment under the Employment Agreement, Employee will occupy a position of trust and confidence with the Company and Employee has, and/or will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;
(c) The agreements and covenants contained in this Section 4 are essential to protect the Company and its goodwill;
(d) Employee is a founder of the Company, has been its Chief Executive Officer since inception, and Employee’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement;
(e) Employee has means to support Employee and Employee’s dependents other than by engaging in a business similar to the business of the Company, and the provisions of this Section 4 will not impair such ability; and
(f) For the foregoing reasons, in consideration of the payments to be made to Employee under this Agreement and the Employment Agreement, the Restricted Period as defined in Section 4.2 below is the minimum period of time that the conduct prohibited is reasonably limited, and that the Territory defined in Section 4.2, below, is reasonable and necessary to protect the Company, consistent with the provisions of Colo. Rev. Stat. Section 8-2-113 and Colorado’s Uniform Trade Secrets Act. Colo. Rev. Stat. Sections 7-74-101 to 110.
4.2 Noncompete. Employee hereby agrees that during Employee’s employment with the Company and for a period of three (3) years following the termination of Employee’s employment with the Company for any reason (the “Restricted Period”), Employee will not, directly or indirectly, as employee, agent, consultant, stockholder, director. co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in. operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in developing, designing, producing, marketing, selling or rendering of products or services that are substantially similar to those produced, marketed, sold or rendered (or in the process of being produced, marketed, sold or rendered) by the Company during the Restricted Period (the “Business”) anywhere in the United States of America (the “Territory”). With respect to the Territory, Employee specifically acknowledges that the Company has conducted the Business throughout the Territory and the Company intends to continue to expand the Business throughout the Territory. Notwithstanding the foregoing. Employee may own (without any more extensive relationship) not more than a one percent (1%) interest in any publicly-held corporation or other business entity.

4.3 Non-Hire. For the period commencing on the date of Employee’s termination of employment with the Company for any reason and ending two (2) years later, Employee shall not, directly or indirectly. hire or solicit any employee of the Company or encourage any employee to leave such employment for any business whether or not a competitor of the Company.
5. Consideration. In consideration of the covenants and agreements of Employee contained in this Agreement, the Company agrees to compensate Employee as set forth in this Section 5. Capitalized terms used in this Section 5 without definition shall have the meanings ascribed to them in the Employment Agreement.
5.1 Upon a Voluntary Termination by Employee or if Employee suffers a Termination With Cause, in either case prior to a Change in Control and resulting in a separation from service, as defined in Section 409A of the Code (a “Separation from Service”), the Company shall issue to Employee, on the date that is six (6) months from the date of Employee’s Separation from Service, 340,000 shares of Common Stock of the Company; provided that if a Change in Control (as defined below) occurs prior to such date that results in payments to holders of the Common Stock of the Company, the Company or the Company’s successor in interest shall pay or issue to Employee on such date cash or other consideration equal to the cash or other consideration that a holder of 340,000 shares of Common Stock of the Company would have received as a result of such Change in Control.
5.2 In the event that Employee’s employment with the Company is terminated by the Company (resulting in a Separation from Service) for any reason other than as a consequence of death, Disability, Voluntary Termination or a Termination With Cause, during a Pending Change of Control (but prior to a Change in Control), as defined below, then either:
(a) the Company shall issue to Employee six (6) months from the date of Employee’s Separation from Service 1,020,000 shares of Common Stock of the Company; or
(b) if the Change in Control results in payments to holders of the Common Stock of the Company, the Company or the Company’s successor in interest shall pay or issue to Employee, six (6) months from the date of Employee’s Separation from Service, cash or other consideration equal to the cash or other consideration that a holder of 1,020,000 shares of Common Stock of the Company would have received as a result of such Change in Control.

5.3 If a Change in Control (as defined below) occurs and there has not been a Separation from Service prior to the Change in Control, Employee shall be entitled to receive (a) 1,700,000 shares of Common Stock of the Company, or (b) if the Change in Control results in payments to holders of the Common Stock of the Company, cash or other consideration equal to the cash or other consideration that a holder of 1,700,000 shares of Common Stock of the Company would have received as a result of such Change in Control, payable as soon as practicable, but in no event more than fifteen (15) days, following the date of such Change in Control.
5.4 For purposes of this Agreement, the term “Pending Change of Control” shall mean the occurrence of one of the following events as the result of which a Change of Control (as defined herein) pursuant thereto is reasonably expected to occur within one hundred eighty (180) days any of such event:
(a) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which would result in a Change of Control;
(b) the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control; or
(c) a Person makes a public announcement of a tender offer for the Common Stock of the Company, the consummation of which would result in a Change of Control.
5.5 For purposes of this Agreement, a “Change in Control” occurs on the date that either (a) or (b) below occurs:
(a) any one person, or more than one person acting as a group, acquires ownership of Common Stock of the Company that. together with Common Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock of the Company, the acquisition of additional Common Stock by the same person or persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its Common Stock in exchange for property will be treated as an acquisition of Common Stock for purposes of this Section.

(b) there is a change in the effective control of the Company. A change in the effective control of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of assets of the Company that have a gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associates with the assets.
5.6 For purposes of this Section 5, persons will not be considered to be acting as a group solely because they purchase or own Common Stock of the Company at the same time. or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of Common Stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
5.7 This Section 5 shall be interpreted in accordance with Treasury guidance for the definition of Change in Control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
5.8 Notwithstanding the foregoing, in no event shall Employee be entitled to more than one payment under Sections 5.1, 5.2 and 5.3.
6. Employee Representations. Employee hereby represents to the Company and covenants that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee’s duties hereunder for the Company shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound and/or otherwise infringe or violate the rights of any former employer or other third party. Employee further represents that Employee has not and will not in the future use any confidential materials or trade secrets of Employee’s prior employers at any location of the Company or on Employee’s home computer.
7. Employment at Will. This Agreement shall not be construed as creating an employment term for a definite time, and in no way impairs the right of either Employee or the Company to terminate Employee’s employment for any reason, or no reason, at any time, with or without notice.
8. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code so as not to be subject to taxes, interest or penalties under Section 409A of the Code. This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Executive of any tax, interest or penalty under Section 409A of the Code in respect of this Agreement. The Company reserves the right to make any necessary amendments to this Agreement in order to comply with Section 409A of the Code.

9. Remedies. Employee acknowledges and agrees that the covenants set forth in Sections 1-5 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that the Company will be irreparably injured if Employee breaches any of the terms of the Restrictive Covenants, and that in the event of an actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event a court of competent jurisdiction finds any actual or threatened breach by Employee of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages and without the need to post a bond or any other type of security, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
10. Severability. Should any of the provisions of this Agreement to any extent be held to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect. In the event a court of competent jurisdiction finds any portion of any Restrictive Covenant to be unenforceable, the court shall modify the relevant Restrictive Covenant to reflect the maximum restriction allowed by law and shall then enforce the Restrictive Covenant as so modified.
11. Applicable Law. This Agreement has been made and executed in, and shall be construed and enforced according to, the laws of the State of Colorado.
12. Waiver. No provision of this Agreement may be waived, except by an agreement in writing signed by all of the parties hereto. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.
13. Headings. The subject headings used in this Agreement are included for purposes of reference only, and shall not affect the construction or interpretation of any of its provisions.
14. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
15. Entire Agreement. This Agreement, together with the Employment Agreement, contain the entire understanding between the Company and Employee with respect to the subject matter and supersede any prior employment, severance or noncompetition agreements between the Company and its affiliates, and Employee, including without limitation the Prior Noncompete Agreement and the Prior Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement intending it to be effective as of the Effective Date, notwithstanding actual signatures at a different date.

COMPANY: HEALTH GRADES, INC.
By:	/s/ Allen Dodge
Allen Dodge, Executive Vice President/CFO

EMPLOYEE:
/s/ Kerry R. Hicks
KERRY R. HICKS